Exhibit 99.1

LYDALL ANNOUNCES SIGNING OF DEFINITIVE AGREEMENT

TO SELL LYDALL TRANSPORT, LTD.

MANCHESTER, CT – September 5, 2008 – Lydall, Inc. (NYSE: LDL) announced today that it has signed a definitive agreement to sell for cash Lydall Transport, Ltd. to LTL Acquisition, LLC, a company formed by Pine Creek Partners, LLC, a Washington, D.C. based private equity firm in partnership with Bill Franks and other members of management of Lydall Transport. The transaction is expected to close in the third quarter of 2008 and is subject to customary closing conditions. The Company expects the proceeds from the sale to exceed the carrying value of Lydall Transport, Ltd. and the associated transaction costs.

Lydall Transport, Ltd. is comprised of transport, distribution and warehousing businesses that specialize in time-sensitive shipments and warehouse management services primarily serving the paper and printing industries. The business generated 2007 revenues of $20.3 million and was the largest component reported in Other Products and Services.

Dale Barnhart, President and Chief Executive Officer of Lydall, commented, “First, I want to thank the employees of the transport businesses for their service and individual contributions to Lydall over the years. I am confident of their continued success as part of LTL as they implement their goal of establishing a greater platform in the logistics field.

“The sale of the transport business frees up both management time and capital resources for our core businesses, which will support our long-term growth strategy of focusing on air and liquid filtration, life science and biomedical markets.”

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in Europe and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets. For additional information, please visit www.lydall.com.

In the interest of more meaningful disclosure, Lydall and its management make statements regarding the future outlook of the Company, which constitute “forward-looking statements” under the securities laws. These forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company, based on assumptions and estimates currently believed to be valid. Forward-looking statements included within this document are generally identified through the use of language such as “believe,” “expect,” “may,” “plan,” “project,” “estimate,” “anticipate” and other words of similar meaning in connection with the discussion of future operating or financial performance. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.